Exhibit 10.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO ORAMED PHARMACEUTICALS INC. IF PUBLICLY DISCLOSED. OMISSIONS ARE DENOTED IN BRACKETS WITH ASTERISKS THROUGHOUT THIS EXHIBIT.

LICENSE AGREEMENT

This License Agreement (“Agreement”), effective as of March 18, 2021 (the “Effective Date”), is entered into by and among Oramed Pharmaceuticals Inc. and Oramed Ltd. (together, “Oramed”), and Oravax Inc. (“Oravax”).

RECITALS

WHEREAS, Oramed owns or otherwise controls certain Patent Rights, Know-How and Information (all as defined below) related to Oramed’s oral drug delivery technology as is more specifically set forth in Exhibit A hereto (the “Licensed IP”); and

WHEREAS, Oravax desires to obtain, and Oramed is willing to grant to Oravax, an exclusive worldwide license under Oramed’s rights in the Licensed IP to develop and otherwise commercialize Products in the Field based thereon (as such terms are defined below), on the terms and subject to the conditions set forth herein; and

WHEREAS, Oravax has obtained exclusive, perpetual, worldwide rights to the Oravax Technology (as defined below) by way of an Assignment and Contribution Agreement by and between Oravax and Akers Biosciences, Inc. executed as of March 18, 2021 (the “Akers Agreement”) pursuant to which inter alia the Amended & Restated License Agreement dated March 18, 2020 by and between Premas Biotech PVT, Ltd. and Cystron Biotech, LLC was assigned to Oravax (the “Premas License Agreement”);

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

Unless specifically set forth to the contrary herein, the following terms shall have the respective meanings set forth below:

1.1.	“Act” shall mean, as applicable, the United States Federal Food, Drug and Cosmetic Act, 21 U.S.C. §§301 et seq., and/or the Public Health Service Act, 42 U.S.C. §§262 et seq., as such may be amended from time to time.

1.2.	“Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person. A Person shall be deemed to control another Person if such Person possesses the power to direct or cause the direction of the management, business and policies of such Person, whether through the ownership of 50% or more of the voting securities of such Person, by contract or otherwise.

1.3.	“Agreement” shall mean this License Agreement, including all Schedules and Exhibits hereto, as it may be amended, supplemented or modified from time to time in accordance with its terms.

1.4.	“Applicable Laws” shall mean the applicable laws and regulations of any jurisdiction, which are applicable to any of the Parties in carrying out activities hereunder or to which any of the Parties in carrying out the activities hereunder is subject, and shall include all statutes, enactments, acts of legislature, laws, ordinances, rules, regulations, notifications, guidelines, policies, directions, directives and orders of any statutory authority, tribunal, board, or court or any central or state government or local authority or other governmental entity in such jurisdictions.

1.5.	“Bankruptcy Laws” shall have the meaning provided in Article 12.1.

1.6.	“BLA” shall mean: (a) in the United States, a Biologics License Application (as more fully defined in 21 CFR 601.2, et seq.) filed with the FDA, or any successor application thereto; or (b) in any other country or group of countries, the equivalent application or submission for approval to market a biological product filed with the governing Regulatory Authority in such country or group of countries.

1.7.	“Claim” shall have the meaning provided in Article 10.1.

1.8.	“Closing” shall have the meaning provided in the Akers Agreement.

1.9.	“Combination Product” means a product offering sold under a single price consisting of a Product in combination with, or supplied with, one or more other products, whether or not such other products are sold separately.

1.10.	“Commercially Reasonable Efforts” shall mean, with respect to the efforts to be expended by a Party with respect to any objective, activity or decision under this Agreement, the level of reasonable, diligent, good faith efforts that similarly situated biopharmaceutical companies typically devote to products owned by them that are at a similar stage in their development or product life and are of similar market potential taking into account efficacy, safety, approved labeling, the competitiveness of alternative products in the marketplace, the patent and other proprietary position of the product, the likelihood of regulatory approval, the profitability of the product, and other relevant factors. Commercially Reasonable Efforts shall be determined on a market-by-market and product-by-product basis, and it is anticipated that the level of effort will be different for different markets, and will change over time, reflecting changes in the status of the Product and the market(s) involved.

1.11.	“Competitive Infringement” shall have the meaning provided in Article 8.4.

1.12.	“Confidential Information” shall mean any and all non-public Information, whether communicated in writing or by any other method, which is provided by or on behalf of one Party to the other Party in connection with this Agreement.

1.13.	“Control”, “Controls” or “Controlled by” shall mean, with respect to any Patent Rights, Information, Know-How or other intellectual property rights, the possession by a Person of the ability (whether by ownership, license or other right, other than pursuant to a license granted under this Agreement) to grant access to, or a license or sublicense of, such Patent Rights, Know-How, Information or other intellectual property rights without violating the terms of any agreement or other arrangement with any other Person.

1.14.	“Development Period” means the period covered by the Development Plan.

1.15.	“Development Plan” means the plan for the research and clinical development of Products in the Field in the Territory which shall be agreed to by the DSC following the Effective Date, and which may be amended by the DSC from time to time.

1.16.	“Developmental Milestone” shall have the meaning provided in Article 4.1.

1.17.	“Dispute” shall have the meaning provided in Article 11.1.

1.18.	“DSC” shall have the meaning given to such term in Article 3.4(a).

1.19.	“Export Control Laws” shall mean all applicable U.S. laws and regulations relating to (a) sanctions and embargoes imposed by the Office of Foreign Assets Control of the U.S. Department of Treasury, or (b) the export or re-export of commodities, technologies, or services, including the Export Administration Act of 1979, 24 U.S.C. §§2401-2420, the International Emergency Economic Powers Act, 50 U.S.C. §§1701-1706, the Trading with the Enemy Act, 50 U.S.C. §§1 et. seq., the Arms Export Control Act, 22 U.S.C. §§2778 and 2779, and the International Boycott Provisions of Article 999 of the U.S. Internal Revenue Code of 1986 (as amended).

1.20.	“Fair Market Value” means the cash consideration which one would realize from an unaffiliated, unrelated buyer in an arm’s length sale of an identical item sold in the same quantity, under the same terms, and at the same time and place.

1.21.	“FCPA” shall mean the U.S. Foreign Corrupt Practices Act (15 U.S.C. §§78dd-1, et. seq.) as amended.

1.22.	“FDA” shall mean the U.S. Food and Drug Administration and any successor entity thereto.

1.23.	“Field” shall encompass the vaccination against, and prevention, treatment, and management, of COVID-19 and any mutations thereof, and any other novel coronavirus and any mutations thereof after the Effective Date, and any symptoms related to the foregoing.

1.24.	“GCP” shall mean the then current “good clinical practices” as such term is defined from time to time by the FDA or other Regulatory Authority of competent jurisdiction pursuant to its regulations, guidelines or otherwise, as applicable.

1.25.	“GLP” shall mean the then current “good laboratory practices” as such term is defined from time to time by the FDA or other Regulatory Authority of competent jurisdiction pursuant to its regulations, guidelines or otherwise, as applicable.

1.26.	“GMP” shall mean the then current “good manufacturing practices” as such term is defined from time to time by the FDA or other Regulatory Authority of competent jurisdiction pursuant to its regulations, guidelines or otherwise, as applicable.

1.27.	“Gross Sales” means the cash consideration or Fair Market Value of any non-cash consideration actually received attributable to the sale, use, lease, transfer or other disposition of any Product(s).

1.28.	“IND” shall mean an investigational new drug application, clinical study application, clinical trial exemption, or similar application or submission for approval to conduct human clinical investigations filed with or submitted to a Regulatory Authority in conformance with the requirements of such Regulatory Authority, including any such application filed with the FDA pursuant to 21 CFR Part 312.

1.29.	“Indemnified Party” shall have the meaning provided in Article 10.3.

1.30.	“Indemnifying Party” shall have the meaning provided in Article 10.3.

1.31.	“Information” shall mean any and all proprietary data, information, materials and know-how (whether patentable or not) that are not in the public domain, including, (a) ideas, discoveries, inventions, improvements, technology or trade secrets, (b) pharmaceutical, chemical and biological materials, products, components or compositions, (c) methods, procedures, formulas, processes, tests, assays, techniques, regulatory requirements and strategies, (d) biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, clinical, safety, manufacturing and quality control data and information related thereto, (e) technical and non-technical data and other information related to the foregoing, and (f) drawings, plans, designs, diagrams, sketches, specifications or other documents containing or relating to such information or materials.

1.32.	“Infringe” or “Infringement” means any infringement as determined by Applicable Law, including, without limitation, direct infringement, contributory infringement or any inducement to infringe.

1.33.	“Invention” shall mean any invention, whether or not patentable, including, without limitation, those made in the course and as a result of the conduct of the activities contemplated by this Agreement.

1.34.	“Joint Invention” shall have the meaning provided in Article 8.1.

1.35.	“Joint Patent Rights” shall have the meaning provided in Article 8.1.

1.36.	“Know-How” shall mean any and all Information not in the public domain held in any form (including without limitation that comprised in or derived from drawings, data formulae, patterns, specifications, notes, samples, chemical compounds, biological materials, computer software, component lists, instructions, manuals, brochures, catalogues and process descriptions and scientific approaches and methods).

1.37.	“Licensed IP” shall have the meaning provided in the preamble.

1.38.	“Losses” shall have the meaning provided in Article 10.1.

1.39.	“Marketing Approval” shall mean all approvals from the relevant Regulatory Authority in a given country necessary to market and sell a pharmaceutical product in such country, including pricing and reimbursement approvals if required for marketing or sale of such product in such country.

1.40.	“Net Sales” means the Gross Sales of the Product by or on behalf of the Oravax and/or any of its subsidiaries, to a third-party purchaser, less the following customary and commercially reasonable deductions (without duplication), determined in accordance with generally accepting accounting principles in the United States of America (“GAAP”) and actually taken, paid, accrued, allocated, or allowed based on good faith estimates:

(i)	trade, cash, or quantity discounts, allowances and credits;
(ii)	excise taxes, use taxes, tariffs, sales taxes and customs duties, or other government charges imposed on the sale of the Product, specifically excluding, for clarity, any income taxes assessed against the income arising from such sale,
(iii)	compulsory or negotiated payments and cash rebates or other expenditures to governmental authorities or agencies (or designated beneficiaries thereof) in the context of any national or local health insurance programs or similar programs, including pay-for-performance agreements, risk sharing agreements as well as government levied fees as a result of the Affordable Care Act and other similar legislation and foreign equivalents;
(iv)	rebates, chargebacks, administrative fees, and discounts (or the equivalent thereof) to managed health care organizations, group purchasing organizations, insurers, pharmacy benefit managers (or the equivalent thereof), specialty pharmacy providers, governmental authorities, or their agencies or purchasers, reimbursers or trade customers, as well as amounts owed to patients through co-pay assistance cards or similar forms of rebate to the extent the latter are directly related to the prescribing of the Products;
(v)	gross sales offsets provided to specialty pharmacies, warehousing chains or distributors for their services provided;
(vi)	outbound freight, shipment, and insurance costs;
(vii)	retroactive price reductions, credits, or allowances actually granted upon claims, rejections, or returns of Products, including for recalls or damaged or expired goods, billing errors and reserves for returns; and
(viii)	any invoiced amounts that are not collected by the Company and/or any of its subsidiaries, including bad debts, despite the Company’s best commercial efforts to collect such amounts.

Net Sales will not include transfers or dispositions for: (i) clinical trial purposes; (ii) compassionate use or patient assistance programs; or (iii) similar uses in a limited number to support regulatory approvals or as required by any governmental authority or agency, such as test marketing programs or other similar programs or studies.

In the event that the Products are sold in the form of a Combination Product in a given country, then Net Sales for such Combination Product in such country will be determined as follows: (1) in the event that any Products is sold in the form of Combination Products, if the Products is sold separately and all other products in such Combination Product are sold separately, then Net Sales for the determination of royalties of Combination Products will be calculated by multiplying Net Sales of such Combination Product by the fraction A/(A+B), where A is the average Net Sales price of the Products component contained in the Combination Product in the applicable country, and B is the sum of the average Net Sales prices of all other product components included in the Combination Product in the applicable country, (2) if the Products is sold separately, but not all other products in a Combination Product are sold separately, then Net Sales for the determination of royalties of Combination Products will be calculated by multiplying Net Sales of such Combination Product by the fraction A/C, where A is the average Net Sales price of the Products component in the Combination Product in the applicable country, and C is the average Net Sales price of the entire Combination Product in the applicable country, (3) if the Product is not sold separately, but all other products in a Combination Product are sold separately, then Net Sales for such Combination Product will be calculated by multiplying actual Net Sales of such Combination Product by the fraction (C-B)/C, where B is the sum of the average Net Sales prices of all other product components included in the Combination Product in the applicable country, and C is the average Net Sales Price of the entire Combination Product in the applicable country, and (4) if Net Sales of a Combination Product cannot be determined using the methods (1) through (3) above, then the parties hereto will negotiate in good faith, at the latest six (6) months before the expected launch of such Combination Product, an allocation of Net Sales of such Combination Product to the respective API components or product components thereof, as the case may be, based on the fair market value of such components for the purposes of determining a Products specific or licensed API specific allocated Net Sales, and if the Parties are unable to agree on such a reasonable allocation no later than three (3) months prior to the estimated launch date of such Combination Product, then Net Sales of such Combination Product will be calculated based on the Company’s good faith estimate of the fair market value of the Products and each of the other product components included in such Combination Product when sold in such country. Royalty Payments related to such Combination Product will be calculated, due, and payable based only on such allocated Net Sales.

1.41.	“Non Sales-Based Sublicense Consideration” means any cash or non-cash consideration received, including, but not limited to, sublicense initiation fees, sublicense annual fees, sublicense milestone payments, or other such non sale-based royalty consideration payable received by Oravax or any Sublicensee as consideration for or under a sublicense agreement. Non Sale-Based Sublicense Consideration does not include the Royalties set forth in Article 4.2 payable to Oramed by Oravax under this Agreement. Any non-cash consideration received by Oravax or any Sublicensee from such sublicense agreement shall be valued at its Fair Market Value as of the date of receipt.

1.42.	“Oramed Indemnitees” shall have the meaning provided in Article 10.1.

1.43.	“Oramed Patent Rights” shall have the meaning provided in Article 8.2(a).

1.44.	“Oravax Indemnitees” shall have the meaning provided in Article 10.2.

1.45.	“Oravax Patent Rights” shall have the meaning provided in Article 8.2(d).

1.46.	“Oravax Technology” shall mean all Patent Rights and Know-How set forth in Exhibit B hereto.

1.47.	“Party” shall mean Oravax and Oramed, individually, and “Parties” shall mean Oravax and Oramed, collectively.

1.48.	“Patent Certification” shall have the meaning provided in Article 8.4.

1.49.	“Patent Rights” shall mean (i) patents and patent applications (which for the purposes of this Agreement shall be deemed to include certificates of invention and applications for certificates of invention); (ii) any and all divisionals, continuations, continuations-in-part, reissues, renewals, substitutions, registrations, re-examinations, revalidations, patent term extensions, supplementary protection certificates and the like of any such patents and patent applications; and (iii) any and all foreign equivalents of the foregoing.

1.50.	“Person” means any individual, partnership, joint venture, limited liability company, corporation, firm, trust, association, unincorporated organization, governmental authority or agency, or any other entity not specifically listed herein.

1.51.	“Product” shall mean any oral vaccines for COVID-19 and other novel coronaviruses utilizing the Oravax Technology for use in the Field that is integrated with or delivered by way of the Licensed IP under this Agreement.

1.52.	“Regulatory Authority” shall mean any country, federal, regional, supranational, state or local regulatory agency, department, bureau or other governmental or regulatory authority having the administrative authority to regulate the development or marketing of pharmaceutical products in any country or other jurisdiction.

1.53.	“Regulatory Documentation” shall mean all regulatory applications, registrations, licenses, authorizations and approvals (including all INDs, BLAs and Marketing Approvals), all correspondence submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority), and all reports and documentation in connection with clinical studies and tests (including study reports and study protocols, and copies of all interim study analyses), and all data contained in any of the foregoing, including all INDs, BLAs, advertising and promotion documents, manufacturing data, drug master files, clinical data, adverse event files and complaint files, in each case related to a Product.

1.54.	“Relevant Oramed Patent Claims” shall have the meaning provided in Article 8.3(a)(i).

1.55.	“Rules” shall have the meaning provided in Article 11.2.

1.56.	“Sale Transaction” shall have the meaning provided in Article 12.5(a).

1.57.	“Sublicense” shall mean a Third-Party sublicense under the license granted by Oramed to Oravax pursuant to Article 2.1, whether such Third Party’s sublicense was granted to it directly by Oravax or indirectly through one or more tiers of sublicense.

1.58.	“Term” shall have the meaning provided in Article 9.1.

1.59.	“Territory” shall mean the entire world.

1.60.	“Third Party” shall mean an entity other than Oravax and Oramed.

1.61.	“Third Party Acquirer” shall have the meaning provided in Article 12.5(a).

1.62.	“Valid Patent Claim” shall mean a claim of an issued and unexpired patent included within the Oramed Patent Rights, which claim has not been revoked or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction (which decision is not appealable or has not been appealed within the time allowed for appeal), and which claim has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise.

ARTICLE 2

LICENSE GRANT

2.1.	License Grant. Subject to the Closing, Oramed will grant to Oravax an exclusive (even as to Oramed except as necessary for Oramed to perform its obligation hereunder and under the Development Plan),worldwide license including the right to sublicense through multiple tiers of sublicensees under the Licensed IP, to discover, develop, make, have made, use, sell, have sold, offer for sale, market, export, import and otherwise commercialize and exploit Products in the Field in the Territory.

2.2.	Sublicensing. Oravax may grant sublicenses under the license granted pursuant to Article 2.1 subject to the receipt of the prior written consent of Oramed, not to be unreasonably withheld. Oravax shall provide Oramed with a copy of any sublicense agreement entered into by Oravax within 30 days of its execution.

ARTICLE 3

DEVELOPMENT, MANUFACTURING AND COMMERCIALIZATION

3.1.	Responsibility. Oravax (itself and/or with or through its Sublicensees) shall be solely responsible, at its own expense, for, and shall control all aspects of, worldwide development (including pre-clinical and clinical development), manufacture, registration and commercialization (including marketing, promoting, selling, distributing and determining pricing for) Products in the Territory. Oravax will ensure that all such activities will be carried out in accordance with this Agreement, the Development Plan, all Applicable Laws (including, to the extent applicable, as applicable, GLP, GCP and/or GMP) and the instructions of the DSC (as defined below). All Regulatory Documentation, including without limitation, INDs and BLAs will be filed in the name of, and owned by, Oravax. Oramed will reasonably assist Oravax with filings related to any such Regulatory Documentation as requested by Oravax. To the extent that Oramed has any responsibility for engaging in discussions with, and/or making filings with any Regulatory Authorities, Oramed shall ensure that Oravax has the opportunity to be present for any such discussions (to the extent permitted by Law) and the opportunity to review and provide comments to any such filings reasonably in advance of such discussion or any filing deadline.

3.2.	Diligence. Oravax (itself and/or with or through its Sublicensee(s), and any subcontractors) shall use Commercially Reasonable Efforts to develop, seek Marketing Approval for, and commercialize one or more Products in at least one (1) country in the Territory during the Term.

3.3.	Records. Oravax shall maintain, or cause to be maintained, complete and accurate records of all development work conducted by or on behalf of Oravax with respect to Products, including all results, data, inventions and developments made in the performance of such development work. All such records maintained shall be in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes.

3.4.	Development and Steering Committee.

(a)	Within ten (10) days after the Effective Date or such other date as agreed by the Parties, a Development and Steering Committee (“DSC“) shall be established with the responsibilities and authority set forth in this Article 3.4. The DSC shall consist of three (3) members, two (2) of which shall be appointed by Oramed. Each Party may, with notice to the other, substitute any of its members serving on the DSC. Oramed will have the right to appoint one of its members to be the chairperson of the DSC. The DSC will be in place until the earlier of (i) expiration and/or termination of the Development Period or (ii) there is a written agreement between the Parties to disband the DSC.

(b)	The DSC shall have the responsibility and authority to: (i) provide a forum for exchange of information related to the development of Products in the Field in the Territory; (ii) review and discuss any proposed material amendments or updates to the Development Plan; (iii) oversee the implementation of the Development Plan; (iv) monitor the progress of the Development Plan against the metrics agreed to by the Parties (such as timeline and costs); and (iv) perform any other functions as the Parties may agree in writing.

(c)	The DSC shall hold meetings as mutually agreed by the Parties, but in no event less than quarterly unless Oravax and Oramed mutually agree in writing, no later than 30 days in advance of any scheduled meeting of the DSC, that no new business has transpired that would require a meeting of the DSC. Meetings may be held in person, by telephone or video conference as agreed by the Parties.

(d)	The quorum for DSC meetings shall be two (2) members provided that a representative of Oravax must be present. The members of the DSC shall act in good faith to cooperate with one another and to reach agreement with respect to issues to be decided by the DSC.

(e)	Disagreements among the DSC will be resolved via good-faith discussions; provided, that in the event of a disagreement that cannot be resolved within 30 days after the date on which the disagreement arose, the matter shall be escalated to the CEOs of Oramed and Oravax for attempted resolution. In the event, the CEOs are not able to resolve the matter, the Oramed shall have the deciding vote. For clarity, Oramed shall not have final decision-making authority with respect to disputes about the interpretation or termination of this Agreement.

(f)	At each DSC meeting, Oravax will keep the DSC informed regarding the progress and results of development activities with respect to Products in the Territory in the Field.

3.5.	Limitations on Authority. Each Party shall retain the rights, powers, and discretion granted to it under this Agreement and no such rights, powers, or discretion shall be delegated to or vested in the DSC unless such delegation or vesting of rights is expressly provided for in this Agreement or the Parties expressly so agree in writing. The DSC shall not have the power to amend, modify, or waive compliance with any provision of this Agreement, which may only be amended or modified as provided in Article 12.3 or compliance with which may only be waived as provided in Article 12.4.

3.6.	Development Plan. After the Effective Date, the Parties shall meet to discuss in good faith the parameters of the Development Plan. The Parties shall use Commercially Reasonable Efforts to ensure that the Development Plan is in place within 90 days after the Effective Date, and the Development Plan shall then be attached to this Agreement as Exhibit C. Oravax will keep true, correct and complete records of all development activities that it performs (or that are performed on its behalf) during the Development Period. Oravax will make all such records available to Oramed at its request.

3.7.	Reports. Within 30 days of the end of each calendar quarter of each year during the Development Period, Oravax shall deliver to Oramed a written progress report regarding, to the extent applicable, (i) the status of any Product in development, (ii) any Product-related regulatory submissions and approvals and (iii) the status of any Product related patent applications in each country in the Territory.

3.8.	Compliance with Applicable Laws. After the expiration and/or termination of the Development Period, Oravax shall conduct and/or cause to be conducted, all development, regulatory, manufacturing and commercialization activities that it performs, and/or that are performed on its behalf, with respect to Products anywhere in the world in compliance with all Applicable Laws and, as applicable, GLP, GCP and/or GMP.

ARTICLE 4

CONSIDERATION AND CONTRIBUTION

4.1.	Sales Milestone Payments. In partial consideration of the license granted herein, upon the first achievement of each of the milestone events set forth in the table below by Oravax or any Sublicensee, Oravax shall pay to Oramed the corresponding one-time milestone payment set forth below (each a “Sales Milestone”). Each such Sales Milestone payment shall be payable only once, in each case upon the first achievement of the applicable milestone, and no amounts shall be due for subsequent or repeated achievements of such milestone:

Cumulative Gross Sales attaining the following amounts	Payment
$[**]	$25,000,000
$[**]	$50,000,000
$[**]	$100,000,000

4.2.	Royalties. In further consideration of the exclusive license granted herein, Oravax shall, on behalf of itself and all Sublicensees, pay to Oramed royalties (“Royalties”) calculated as 7.5% of Net Sales of Product attributable to Oravax and Sublicensees during the Term. Royalties shall be due within 60 days after the end of each calendar quarter and shall accompany the royalty report required under Article 4.4.

4.3.	Non-Sale Based Sublicense Consideration. Oravax shall pay to Oramed 15% percent of all Non-Sale-Based Sublicense Consideration during the Term. Non-Sale-Based Sublicense Consideration owed to Oramed shall be due and payable within 30 days of its actual receipt by Oravax or a Sublicensee, as the case may be.

4.4.	Reports and Royalty Payments. Oravax shall deliver to Oramed within 60 days after the end of each calendar quarter, any part of which is within the Term and as long as Products continue to be sold, a written report, certified by the chief executive officer of Oravax and setting forth in reasonable detail the calculation of the Royalties and Non-Sale-Based Sublicense Consideration due to Oramed for such calendar quarter per a template to be provided by Oramed. The report shall include the following information: (i) Number of Product(s) sold and cost per unit; (ii) Type of Product sold; (iii) countries in which Products were sold; (iv) Net Sales listed on a product-by-product basis, and a country-by-country basis, or an affirmative statement that no sales were made. The report shall also itemize the permitted deductions applied to the Gross Sales of Product and used to arrive at the resulting Net Sales; (v) if any consideration was received in currencies other than U.S. dollars, a description of the currency exchange calculations; and (vi) payments owed to Oramed, listed by category, including without limitation, Royalties Non Sale-Based Sublicense Consideration segregated on a sublicense agreement-by-sublicense agreement basis, or an affirmative statement that none was received.

4.5.	Records; Audits.

(a)	Oravax will maintain and will include in all agreements with Sublicensees a provision that the Sublicensees shall maintain, complete and accurate books and records that enable the consideration payable hereunder to be verified. The records for each calendar quarter shall be maintained for five (5) years after the submission of each report under Article 4.4 hereof.

(b)	Upon reasonable prior notice to Oravax or Sublicensees, Oramed or its appointed accountants, at Oramed’s expense, shall have access to such books and records relating to Net Sales of Product as necessary to conduct a review or audit of Net Sales of Product for the purposes of verifying the accuracy of any reports and payments delivered under this Agreement. Such access shall be available to Oramed during normal business hours, not more than once each calendar year of the Term. Such audits may not (a) be conducted for any Calendar Quarter more than two (2) years after the end of such Calendar Quarter, (b) be conducted more than once in any twelve (12) month period (unless a previous audit during such twelve (12)-month period revealed an underpayment with respect to such period) or (c) be repeated for any Calendar Quarter. If any amounts due to Oramed have been underpaid~~,~~ then Oravax shall within 30 days of the conclusion of the audit pay Oramed the amount of such underpayment plus interest from the due date until paid, at a rate equal to 1.5% per month (or the maximum allowed by law, if less). If an audit of Oravax’s or any Sublicensee’s records indicate that Oravax has underpaid royalties by 5% or more, Oravax will pay the costs and expenses incurred by Oramed and its accountants, if any, in connection with the review or audit. Any overpayments shall be either refunded to Oravax or applied against the next quarterly royalty payment.

(c)	Whenever Oravax or Sublicensess have their books and records audited by an independent certified public accountant, Oravax shall (and shall make reasonable efforts to cause its Sublicensees to), within 30 days of the conclusion of such audit, provide Oramed with a copy of the audit report or that portion of the audit report that relates to Royalties and Non Sale-Based Sublicense Consideration.

4.6.	Oramed Contribution and Equity Grant. Immediately following the Closing, Oramed will contribute an amount in cash equal to $1,500,000 to Oravax and (ii) immediately upon receipt of such amount, Oravax will issue 1,890,000 shares of the capital stock of Oravax to Oramed, free and clear of all liens and encumbrances (other than transfer restrictions arising under applicable securities laws or as set forth in Oravax’s Certificate of Incorporation and that certain Stockholders’ Agreement dated as of March 18, 2021 entered into by and among Oravax, Oramed, Akers Biosciences Inc., Premas Biotech Pvt. Ltd., Cutter Miller Capital LLC, and Run Ridge LLC), representing 63% of the issued and outstanding share capital of Oravax, on a fully-diluted basis, as of the date of issuance.

ARTICLE 5

PAYMENT

5.1.	Exchange Rate; Manner and Place of Payment. All payment amounts in this Agreement are expressed in U.S. dollars, and all payments hereunder shall be payable in U.S. dollars. When conversion of payments from any foreign currency is required, such conversion shall be calculated using an exchange rate equal to the average of the interbank rates of exchange for such currency as reported at OANDA.com, or should such rates cease to be published by OANDA, a successor or replacement agreed upon by the parties, on the last day of the calendar quarter for which payment is due. All payments owed under this Agreement shall be made by wire transfer in immediately available funds to the bank and account of Oramed Pharmaceuticals Inc. designated in writing by Oramed.

5.2.	Income Tax Withholding. If Oravax is advised in writing by its attorneys or accountant that Oravax is required to withhold any portion of any payment made to Oramed under this Agreement, Oravax shall (i) deduct such taxes from the payment made to Oramed,(ii) timely pay the taxes to the proper taxing authority, (iii) send proof of payment to Oramed and certify its receipt by the taxing authority within 30 days following such payment, (iv) reasonably cooperate with Oramed, if requested, to obtain available reductions, credits or refunds of such taxes and (v) provide Oramed a copy of such written advisement or instructions at least 30 days, or such shorter period as reasonably practicable given the timing of the subject advice or instructions received by Oravax, in advance of such withholding. Without limiting the generality of the foregoing, upon request by Oramed, Oravax shall provide Oramed such information in Oravax’s possession as may be reasonably necessary for Oramed to obtain the benefit of any present or future treaty against double taxation which may apply to payments made to Oramed under this Agreement.

ARTICLE 6

CONFIDENTIALITY

6.1.	Confidential Information. Except to the extent expressly authorized by this Agreement, each Party (in such capacity, the “Receiving Party”) agrees that it shall keep confidential and shall not publish or otherwise disclose to any Third Party, and shall not use for any purpose other than as expressly provided for in this Agreement or any other written agreement between the Parties, any Confidential Information furnished or made available to it by or on behalf of the other Party (in such capacity, the “Disclosing Party”). The Receiving Party shall use at least the same standard of care as it uses to protect proprietary or confidential information of its own (but in no event less than a commercially reasonable standard of care) to ensure that it, and its and its Affiliates’, employees, agents, consultants and other representatives do not disclose or make any unauthorized use of the Confidential Information. The Receiving Party shall promptly notify the Disclosing Party upon discovery of any unauthorized use or disclosure of the Disclosing Party’s Confidential Information. The Licensed IP shall be deemed the Confidential Information of Oravax notwithstanding the fact that it was furnished by Oramed to Oravax in the first instance. Subject to the foregoing, Oramed shall be entitled to issue press releases and make market and regulatory filings with respect to the transactions contemplated herein without the prior approval of Oravax. The Oravax Technology shall be deemed the Confidential Information of Oravax.

6.2.	Exceptions. Confidential Information shall not include any information which the Receiving Party can prove by competent evidence: (a) is now, or hereafter becomes, through no act or failure to act on the part of the Receiving Party, generally known or available; (b) is known by the Receiving Party and/or any of its Affiliates at the time of receiving such information, as evidenced by its records; (c) is hereafter furnished to the Receiving Party and/or any of its Affiliates by a Third Party, as a matter of right and without restriction on disclosure; or (d) is independently discovered or developed by the Receiving Party and/or any of its Affiliates, without the use of Confidential Information of the Disclosing Party. Any combination of features or disclosures shall not be deemed to fall within the exclusions set forth in the preceding clauses (a) and (b) merely because individual features are published or available to the general public or in the rightful possession of the Receiving Party unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of the Receiving Party.

6.3.	Authorized Disclosure. Notwithstanding the provisions of Article 6.1, the Receiving Party may disclose Confidential Information of the Disclosing Party as expressly permitted by this Agreement, or if and to the extent such disclosure is reasonably necessary in the following instances:

(a)	filing, prosecuting, or maintaining Patent Rights as permitted by this Agreement;

(b)	enforcing such Party’s rights under this Agreement (including registering the licenses granted hereunder with applicable authorities) and in performing its obligations under this Agreement.

(c)	prosecuting or defending litigation as permitted by this Agreement;

(d)	complying with applicable court orders, applicable laws, rules or regulations, or the listing rules of any exchange on which the Receiving Party’s securities are traded;

(e)	disclosure to Affiliates, actual and potential sublicensees, partners, employees, consultants or agents of the Receiving Party who have a need to know such information in order for the Receiving Party to exercise its rights or fulfill its obligations under this Agreement, provided, in each case, that any such Affiliate, actual or potential sublicensee, employee, consultant or agent agrees to be bound by terms of confidentiality and non-use comparable in scope to those set forth in this Article 6; and

(f)	disclosure to Third Parties in connection with due diligence or similar investigations by such Third Parties, and disclosure to potential Third-Party investors or acquirers in confidential financing documents, provided, in each case, that any such Third Party agrees to be bound by reasonable obligations of confidentiality and non-use.

Notwithstanding the foregoing, in the event the Receiving Party is required to make a disclosure of the Disclosing Party’s Confidential Information pursuant to Article 6.3(c) or 6.3(d), it will, except where legally impermissible, give reasonable advance notice to the Disclosing Party of such disclosure and use Commercially Reasonable Efforts to secure confidential treatment of such information at least as diligent as the Receiving Party would use to protect its own confidential information, but in no event less than commercially reasonable efforts. In any event, the Receiving Party agrees to take all reasonable action to avoid disclosure of Confidential Information hereunder.

6.4.	Filing of this Agreement. The Parties shall coordinate in advance with each other in connection with the filing of this Agreement (including redaction of certain provisions of this Agreement) with any securities authority or with any stock exchange on which securities issued by a Party are traded, and each Party will use reasonable efforts to seek confidential treatment for the terms proposed to be redacted; provided that each Party will ultimately retain control over what information to disclose to any securities authority or stock exchange, as the case may be, and provided further that the Parties will use their reasonable efforts to file redacted versions with any governing bodies which are consistent with redacted versions previously filed with any other governing bodies. Other than such obligation, neither Party will be obligated to consult with or obtain approval from the other Party with respect to any filings to any securities authority or stock exchange. Oravax hereby consents to Oramed’s use of its name in any filing with a Regulatory Authority as well as any private placement memorandum or other investment document related to Oramed or its securities; provided that, Oravax shall be afforded a reasonable opportunity to review any such filing of investment document and any comments provided by Oravax to Oramed with respect to the use of its name in such filing or investment document shall be considered in good faith by Oramed.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES; CERTAIN COVENANTS

7.1.	Mutual Representations and Warranties. Each Party represents and warrants to the other that, as of the Effective Date: (a) it is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, and has full corporate or other power and authority to enter into this Agreement and to carry out the provisions hereof; (b) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate or partnership action; (c) this Agreement is legally binding upon it, enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it; and (d) neither Party nor any of their employees or agents is debarred or disqualified under the Act or comparable Applicable Laws outside the United States.

7.2.	Oramed Representations and Warranties. Oramed represents and warrants to Oravax that, as of the Effective Date of this Agreement: (i) Exhibit A attached hereto contains a true and complete list of the Licensed IP, in each case, as it exists on the Effective Date; (ii) it has the right to grant to Oravax the license granted under this Agreement; (iii) it will not transfer, assign, encumber, grant, sell, lease or otherwise dispose of the Licensed IP in any way which is inconsistent with the rights granted to Oravax under this Agreement; (iv) Oramed’s ownership of the Licensed IP is free and clear of any encumbrance, lien, or claim of ownership by any Third Party in the Field; (v) to Oramed’s knowledge, each of the Patents set forth on Exhibit A (the “Patents”) properly identifies each and every inventor of the claims thereof as determined in accordance with the laws of the jurisdiction in which such Patent is issued or such application is pending; (vi) all such inventors have assigned their entire right, title, and interest in and to such inventions to Oramed and all such assignments have been duly recorded and are enforceable in accordance with Applicable Law, and there are no claims or assertions in writing received by Oramed regarding the inventorship of any Patent alleging that additional or alternative inventors should be listed; (vii) all filing, application and renewal fees with respect to the Patents have been duly paid, and Oramed has taken all material steps required for the maintenance and prosecution of the Patents in accordance with Applicable Law; (viii) Oramed has no knowledge, of any actual infringement or threatened infringement of any of the Patents by any Person; and (ix) Oramed has not received any written communication from, or written demand of, any claims or litigation that has been brought or threatened by any Person alleging that any Patent is invalid or unenforceable.

7.3.	Oravax Representations and Warranties. Oravax represents and warrants to Oramed that, as of the Effective Date of this Agreement: (i) it will as of the Closing hold an exclusive, perpetual, worldwide license, including the right to sublicense through multiple tiers of sublicensees as well as the right to modify and amend such sublicenses in and to the Oravax Technology; (ii) the Premas License Agreement will be as of the Closing duly assigned to Oravax and will be in full force and effect, and Oravax undertakes not to exercise its right pursuant to Article 9.4 of the Premas License Agreement (At-Will Termination by Licensee) without the prior written consent of Oramed; (iii) the Oravax Technology is free and clear of any liens, claims, encumbrances, security interests and obligations – legal, financial or otherwise – other than as set forth in the Akers Agreement and the Premas License Agreement; and (iv) it has no actual knowledge as of the Effective Date hereof of any legal suit or proceeding by a Third Party contesting the ownership or validity of the Oravax Technology, or claiming that the practice of the Oravax Technology in the manner contemplated by Oravax would infringe the rights of such Third Party.

7.4.	DISCLAIMER OF WARRANTIES. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH HEREIN, NEITHER PARTY MAKES ANY REPRESENTATIONS OR GRANTS ANY WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

7.5.	Mutual Covenants. In addition to any covenants made by a Party elsewhere in this Agreement, each Party hereby covenants to the other as follows:

(a)	neither such Party will knowingly employ or use the services of any Person who is debarred or disqualified under United States law, including 21 U.S.C. §335a, or any foreign equivalent thereof, in connection with activities relating to any Product; and in the event that such Party becomes aware of the debarment or disqualification or threatened debarment or disqualification of any Person providing services to such Party with respect to any activities relating to any Product, such Party will immediately notify the other Party in writing and such Party will cease employing, contracting with, or retaining any such Person to perform any services relating to any Product;

(b)	neither such Party will, in connection with the exercise of its rights or performance of its obligations under this Agreement, directly or indirectly through Third Parties, pay, promise or offer to pay, or authorize the payment of, any money or give any promise or offer to give, or authorize the giving of anything of value to a public official or entity or other Person for purpose of obtaining or retaining business for or with, or directing business to, any Person, including such Party, nor will such Party directly or indirectly promise, offer or provide any corrupt payment, gratuity, emolument, bribe, kickback, illicit gift or hospitality or other illegal or unethical benefit to a public official or entity or any other Person in connection with the exercise of such Party’s rights or performance of such Party’s obligations under this Agreement; and

(c)	neither such Party or any of its employees and contractors, in connection with the exercise of such Party’s rights or performance of such Party’s obligations under this Agreement, shall cause the other Party to be in violation of the FCPA or Export Control Laws.

7.6.	Performance by Sublicensees and Subcontractors. The Parties recognize that each Party may perform some or all of its obligations or exercise some or all of its rights under this Agreement through one or more subcontractors, or, in the case of Oravax, Sublicensees; provided, however, that in each case (a) none of the other Party’s rights hereunder are diminished or otherwise adversely affected as a result of such delegation or subcontracting, and (b) each such subcontractor or Sublicensee undertakes in writing obligations of confidentiality and non-use regarding Confidential Information and ownership of Inventions which are substantially the same as those undertaken by the Parties pursuant to Article 6 and Article 8.1; and provided, further, that such Party shall at all times be fully responsible for the performance and payment of such subcontractor or Sublicensee.

7.7.	Limitation of Liability. EXCEPT FOR LIABILITY FOR BREACH OF ARTICLES 6 (CONFIDENTIALITY) OR 8 (INTELLECTUAL PROPERTY) OR IN THE CASE OF FRAUD, GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT, NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER; provided, however, that this Article 7.7 shall not be construed to limit either Party’s indemnification obligations under Article 10.

ARTICLE 8

INTELLECTUAL PROPERTY

8.1.	Ownership. As between the Parties, (i) Oramed is and shall at all times be the sole and exclusive owner of all right, title and interest in and to the Licensed IP, and to any Inventions developed, made, conceived or created by Oravax or Sublicensees as a result of the exercise of the licenses hereunder that relate directly to the Licensed IP and all intellectual property rights therein (all of the foregoing, “New Developments”). New Developments shall be deemed within the scope of the Licensed IP; (ii) Oravax is and shall at all times be the sole and exclusive owner of all right, title and interest in and to the Oravax Technology and Oravax shall at all times be the sole and exclusive owner of the Oravax Technology. The Parties shall jointly own rights in any other Invention that (i) does not fall within the Licensed IP, New Developments, or Oravax Technology; and (ii) that is made jointly by one or more employees or agents of each Party and/or other persons acting under its authority (“Joint Inventions”) and Patent Rights therein (“Joint Patent Rights”). For clarity, Inventions developed exclusively by one Party shall not be considered Joint Inventions, and Inventions that fall within the Licensed IP, New Developments, or Oravax Technology shall not be considered Joint Inventions, irrespective of which Party employs or pays the inventors. Subject to the limitations and limited rights and licenses granted under this Agreement, neither party may exploit, practice, use or encumber, any Joint Inventions and Joint Patent Rights without the other Party’s prior written consent. Each Party shall be liable with respect to its own employees for compliance with any applicable legislation and its own policies concerning employee inventions, including payment of employee invention awards (if any).

8.2.	Patent Prosecution and Maintenance.

(a)	Licensed IP Patent Rights. Subject to Article 8.2(b) and the last sentence of this Article 8.2(a), Oramed shall have the right, but not the obligation, to control the preparation, filing, prosecution and maintenance of Patent Rights which underly the Licensed IP and the New Developments (“Oramed Patent Rights”) at Oramed’s sole expense and by counsel of its choice. Oramed shall keep Oravax reasonably informed of progress with regard to the preparation, filing, prosecution and maintenance of such Patent Rights including copies of all patent office communications filed or received that fall within the licenses granted in this Agreement, and Oramed or its counsel shall directly provide to Oravax copies of all material proposed patent office submissions at least 30 days before any deadline so that Oravax will have an opportunity to review and comment. Oramed agrees, and will instruct its counsel, to implement such Oravax comment and other input unless there is a good faith reason not to do so. In the event that Oramed desires to abandon or cease prosecution or maintenance of any such Patent Right in any country or jurisdiction (such country or jurisdiction, the “Abandoned Territory”), Oramed shall provide written notice to Oravax of such intention to abandon no later than 70 days prior to the next deadline for any action that must be taken with respect to such Patent Right in the relevant patent office. In such case, upon receipt of a written request by Oravax to assume responsibility for prosecution and maintenance and exclusive ownership of such Patent Right, Oramed shall allow Oravax at its sole cost and expense and by counsel of its own choice, delivered no later than 30 days after receipt of notice from Oravax to assume such responsibility and exclusive ownership.

(b)	Oravax Right to Direct. In the event that Oravax requests that Oramed file and maintain any Oramed Patent Right in a jurisdiction in which an application with respect to such Patent Right has not been filed as of the Effective Date, Oramed shall comply with Oravax’s request; provided that the preparation, filing, prosecution and maintenance of such Patent Right in such jurisdiction shall be at Oravax’s expense and otherwise in accordance with Article 8.2(a).

(c)	Joint Patent Rights. Oravax shall have the first right, but not the obligation, to prepare, file, prosecute and maintain all Joint Patent Rights, by counsel of Oravax’s choice which counsel shall be reasonably acceptable to Oramed. Oramed will reimburse Oravax for half of the costs of such activities related to Joint Patent Rights within 30 days of being invoiced, unless Oramed notifies Oravax it wishes to assign its undivided half of any Joint Patent Right(s) to Oravax before such cost has been incurred by Oravax, and then Oramed effectuates such Assignment after which it will have no rights to such Joint Patent Right(s). Oravax shall keep Oramed reasonably informed of progress with regard to the preparation, filing, prosecution and maintenance of the Joint Patent Rights, and shall provide to Oramed copies of all material patent office submissions within a reasonable amount of time following submission thereof by Oravax and allow for Oramed to have reasonable input into the prosecution strategy for the Joint Patent Rights. In the event that Oravax desires to abandon or cease prosecution or maintenance of any Joint Patent Right, Oravax shall provide written notice to Oramed of such intention to abandon promptly after Oravax makes such determination, which notice shall be given no later than 70 days prior to the next deadline for any action that must be taken with respect to such Joint Patent Right in the relevant patent office. In such case, Oramed shall have the right, in its discretion, exercisable upon written notice to Oravax delivered no later than 30 days after receipt of notice from Oravax, to assume responsibility for prosecution and maintenance of such Joint Patent Right, at its sole cost and expense and by counsel of its own choice, and if Oramed exercises such right, then Oravax shall cease to have any ownership rights to such Joint Patent Right; provided that such Joint Patent Right shall be deemed thereafter to be Licensed IP and therefore subject to this Agreement.

(d)	Oravax Technology Patent Rights. Except as provided in Article 8.2(c), as between the Parties, Oravax shall have the sole right, but not the obligation, to control the preparation, filing, prosecution and maintenance of Patent Rights which underly the Oravax Technology (“Oravax Patent Rights”), at Oravax’s sole expense and by counsel of its choice.

(e)	Cooperation of the Parties. Each Party agrees to cooperate fully in the preparation, filing, prosecution and maintenance of Patent Rights under this Agreement and in the obtaining and maintenance of any patent term extensions, supplementary protection certificates and the like with respect to any Patent Right as well as in registering the licenses granted hereunder with the applicable authorities. Such cooperation includes, but is not limited to: (i) executing all papers and instruments, or requiring its employees or contractors to execute such papers and instruments, so as to effectuate the exclusive ownership or either Party of its respective Patent Rights, and to effectuate joint ownership of Joint Inventions and Joint Patent Rights, as set forth in Article 8.1; and to enable the other Party to apply for and to prosecute patent applications in any country in accordance with the foregoing provisions of this Article 8.2; and (ii) promptly informing the other Party of any matters coming to such Party’s attention that may affect the preparation, filing, prosecution or maintenance of any such patent applications including prompt disclosure of Inventions that will be owned by the other Party under this Article 8.

8.3.	Interference, Opposition, Invalidation, Reexamination, Reissue, and Other Post-Issuance Proceedings.

(a)	Relevant Oramed Patent Claims.

(i)	Oramed First Right. Oramed shall, within ten (10) days of learning of such event, inform Oravax of any request for, or filing or declaration of, any interference, opposition, invalidation, reissue, reexamination, inter partes review, or post grant review relating to claims of the Oramed Patent Rights that cover any Product in the Field or their use in the development or manufacture of any Product in the Field (the “Relevant Oramed Patent Claims”). With respect to any request for, or filing or declaration of, any interference, opposition, invalidation, reissue, reexamination, inter partes review, or post grant review relating to Relevant Oramed Patent Claims, Oramed shall have the first right (in its discretion) to initiate, prosecute and/or respond, to such action or proceeding, provided that Oramed shall consult with Oravax with respect to any such action or proceeding and shall consider Oravax’s position in good faith. In the event that Oramed elects to initiate, prosecute and/or respond to any interference, opposition, invalidation, reexamination, reissue, inter partes review, or post grant review proceeding relating to any Relevant Oramed Patent Claim, the expenses thereof shall be borne solely by Oramed. Oramed shall keep Oravax informed of developments in any such action or proceeding involving any Relevant Oramed Patent Claim. Further such Relevant Oramed Patent Claim shall thereafter be deemed to be Licensed IP and therefore subject to this Agreement.

(ii)	Oravax Back-Up Right. Oramed shall promptly inform Oravax in the event that Oramed elects not to initiate, prosecute and/or respond to any interference, opposition, invalidation, reissue, reexamination, inter partes review, or post grant review relating to any Relevant Oramed Patent Claim, and in such case, Oravax shall have the right to do so (in Oravax’s discretion), at its cost and expense within 90 days of receiving notice from Oramed of its election not to prosecute and/or respond. Oravax shall keep Oramed informed of developments in any such action or proceeding involving any Relevant Oramed Patent Claim.

(b)	Joint Patent Rights. Each Party shall, within ten (10) days of learning of such event, inform the other Party of any request for, or filing or declaration of, any interference, opposition, invalidation, reissue, reexamination, inter partes review, or post grant review relating to Joint Patent Rights (a “Joint Patent Claim”). The Parties shall mutually agree on a case-by-case basis which Party will have the right to handle any interference, opposition, invalidation, reissue, reexamination or post grant review proceeding relating to claims of the Joint Patent Rights and how the expenses of such action or proceeding will be allocated. Neither Party shall settle any interference, opposition, invalidation, reissue, reexamination, inter partes review, or post grant review action or proceeding relating to any Joint Patent Claim without the prior written consent of the other Party, which consent shall not be unreasonably withheld. The Party handling such action or proceeding shall keep the other Party informed of developments in any such action or proceeding involving any Joint Patent Claim.

(c)	Oravax Patent Rights.

(i)	Oravax First Right. Oravax shall, within ten (10) days of learning of such event, inform Oramed of any request for, or filing or declaration of, any interference, opposition, invalidation, reissue, reexamination, inter partes review, or post grant review relating to claims of the Oravax Patent Rights that cover any Product in the Field or their use in the development or manufacture of any Product in the Field (the “Relevant Oravax Patent Claims”). With respect to any request for, or filing or declaration of, any interference, opposition, invalidation, reissue, reexamination, inter partes review, or post grant review relating to Relevant Oravax Patent Claims, Oravax shall have the first right (in its discretion) to initiate, prosecute and/or respond, to such action or proceeding, provided that Oravax shall consult with Oramed with respect to any such action or proceeding and shall consider Oramed’s position in good faith. In the event that Oravax elects to initiate, prosecute and/or respond to any interference, opposition, invalidation, reexamination, reissue, inter partes review, or post grant review proceeding relating to any Relevant Oramed Patent Claim, the expenses thereof shall be borne solely by Oravax. Oravax shall keep Oramed informed of developments in any such action or proceeding involving any Relevant Oravax Patent Claim.

(ii)	Oramed Back-Up Right. Oravax shall promptly inform Oramed in the event that Oravax elects not to initiate, prosecute and/or respond to any interference, opposition, invalidation, reissue, reexamination, inter partes review, or post grant review relating to any Relevant Oravax Patent Claim, and in such case, Oramed shall have the right to do so (in Oramed’s discretion), at its cost and expense within 90 days of receiving notice from Oravax of its election not to prosecute and/or respond. Oramed shall keep Oravax informed of developments in any such action or proceeding involving any Relevant Oravax Patent Claim.

8.4.	Enforcement and Defense of Patent Rights. Each Party shall notify the other Party in writing within 10 Business Days (except as expressly set forth below) of becoming aware of any alleged or threatened infringement by a Third Party of any of the Oramed Patent Rights, Joint Patent Rights or Oravax Patent Rights (“Infringement”), including (x) any such alleged or threatened Infringement on account of a Third Party’s manufacture, use or sale of a Product in the Field, (y) submission of a BLA (a Biologics License Applications in the United States or a comparable application for Marketing Approval under Applicable Law in any country other than the United States) or other BLA for a Product in the Field (a “Patent Certification”), and (z) any declaratory judgment action filed by a Third Party that is developing, manufacturing or commercializing a Product in the Field alleging the invalidity, unenforceability or non-infringement of any of the Oramed Patent Rights, Joint Patent Rights or Oravax Patent Rights ((x)-(z), collectively, “Competitive Infringement”); provided, however, that each Party shall notify the other Party of any Patent Certification regarding any Oramed Patent Right, Oravax Patent Right or Joint Patent Right that it receives, and such Party shall provide the other Party with a copy of such Patent Certification, within five (5) days of receipt.

(a)	Competitive Infringement. Oravax shall have the first right, but not the obligation, to bring (or defend) and control any action or proceeding with respect to Competitive Infringement of a Oramed Patent Right, Oravax Patent Right or a Joint Patent Right, in each case that covers a Product (collectively, the “Relevant Patent Rights”), at Oravax’s own expense and by counsel of its own choice. If Oravax fails to bring any such action or proceeding with respect to Competitive Infringement of any Relevant Patent Right within 90 days following the notice of alleged Competitive Infringement, Oramed shall have the right to bring (or defend) and control any such action at its own expense and by counsel of its own choice, and Oravax shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.

(b)	Other Infringement. The Parties shall mutually agree on a case-by-case basis (A) whether to bring (or defend) and control any action or proceeding with respect to Competitive Infringement of any Patent Right that is not a Relevant Patent Right, (B) which Party would bring (or defend) and control such action, and (C) how the expenses of, and any recovery from, any such action would be allocated.

(c)	Cooperation. In the event a Party brings (or defends) an Infringement action in accordance with this Article 8.4, or in the event a Party is entitled to bring (or defend) an infringement action in accordance with this Article 8.4 but lacks standing to do so, the other Party shall cooperate fully, including, if required to bring (or defend) such action, the furnishing of a power of attorney or being named as a party. Neither Party shall enter into any settlement or compromise of any action under this Article 8.4 which would in any manner alter, diminish, or be in derogation of the other Party’s rights under this Agreement without the prior written consent of such other Party, which shall not be unreasonably withheld.

(d)	Recovery. Except as otherwise agreed by the Parties in connection with a cost-sharing arrangement, any recovery realized by a Party as a result of any action or proceeding pursuant to this Article 8.4, whether by way of settlement or otherwise, shall be applied (i) to reimburse the documented out-of-pocket legal expenses of the Party that brought (or defended) and controlled such action or proceeding incurred in connection with such action or proceeding, (ii) to reimburse the documented out-of-pocket legal expenses of the other Party incurred in connection with such action or proceeding, and (iii) if Oravax is the prosecuting party then any remaining amount attributable to recovery for lost sales or profits shall be deemed “Net Sales” in the calendar quarter in which the money is actually received and Oravax shall pay the corresponding Royalties to Oramed in accordance with the terms of this Agreement and (iv) if Oramed is the prosecuting party then the remaining amount shall be shared equally (50%/50%) by the Parties (including any treble, punitive or other multiplier of damages and interest awarded with respect thereto).

8.5.	Patent Term Extensions. The Parties shall mutually agree on a case-by-case basis the Oramed Patent Rights and/or the Joint Patent Rights for which applications will be made for extension of patent term in any country and/or region for any Product in the Field, which Party will make such application and how to allocate resulting costs equitably. Each Party shall provide all reasonable assistance to the other in connection with such filings. In the event that a Party desires to not apply for a patent extension for any Oramed Patent Rights and/or Joint Patent Rights for which there is a reasonable basis to file for such extension, such Party shall provide written notice of such intention to not file no later than 70 days’ prior to the next deadline for any action that must be taken with respect to such Oramed Patent Right and/or Joint Patent Right in the relevant patent office and the other Party shall have the option to apply for, and to control, an extension at its cost and expense for such Oramed Patent Right and/or Joint Patent Rights.

8.6.	Infringement of Third-Party Rights. Each Party shall promptly notify the other in writing of any allegation by a Third Party that the activity of either Party pursuant to this Agreement infringes or may infringe the intellectual property rights of such Third Party. Neither Party shall have the right to settle any patent infringement litigation under this Article 8.6 in a manner that diminishes the rights or interests of the other Party without the written consent of such other Party (which shall not be unreasonably withheld).

ARTICLE 9

TERM AND TERMINATION

9.1.	Term. The term of this Agreement shall commence on the Effective Date and, unless earlier terminated in accordance with this Article 9, continue for the longer of: (i) on a country-by-country basis until the expiration of the last-to-expire of all Valid Claims in the Oramed Patent Rights in all countries in the Territory; or (ii) for twenty years from the Effective Date of this Agreement (the “Term”).

9.2.	Termination for Material Breach. Each Party shall have the right to terminate this Agreement in its entirety upon written notice to the other Party if such other Party is in material breach of this Agreement and has not cured such breach within 90 days after notice from the terminating Party indicating the nature of such breach and the actions required to cure such breach if not apparent, or if such other Party is dissolved or liquidated or takes any corporate action for such purpose; makes a general assignment for the benefit of creditors; or has a receiver, trustee, custodian or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business; or, in the case of termination by Oramed, if the Premas License Agreement has been terminated for any reason. Any such termination shall become effective at the end of such 90-day period unless the breaching Party has cured such breach prior to the end of such period.

9.3.	Termination for Patent Challenge. Oramed shall have the right to terminate this Agreement immediately upon written notice to Oravax if Oravax directly, or through assistance granted to a Third Party, commences any interference or opposition proceeding with respect to, challenges the validity or enforceability of, or opposes any extension of term or the grant of a supplementary protection certificate with respect to, any Oramed Patent Right.

9.4.	Voluntary Termination by Oravax. Oravax shall have the right to terminate this Agreement in its entirety at any time prior to submission of an application by Oravax for the receipt of Marketing Approval with respect to a Product by providing sixty (60) days’ prior written notice to Oramed, provided that Oravax’s termination shall not be deemed to cure any breach existing as of the date of such termination.

9.5.	Effect of Expiration or Termination.

(a)	Expiration. Upon expiration (but not on earlier termination) of this Agreement, all licenses granted by Oramed to Oravax that were in effect immediately prior to such expiration shall survive on a non-exclusive, fully-paid up, royalty-free basis (provided, however, that the sales milestone payments pursuant to Article 4.1 shall remain in force).

(b)	Any Termination. Upon termination of this Agreement prior to its expiration, the license granted to Oravax pursuant to Article 2.1 shall automatically terminate and revert to Oramed, and all other rights and obligations of the Parties under this Agreement shall terminate, except as expressly provided in this Article 9. In the event of termination by Oramed under Article 9.2 or 9.3 or by Oravax under 9.4, all pre-clinical data, clinical data, INDs, all other Regulatory Documentation shall be transferred to Oramed together with such other information in possession of Oravax as requested or necessary to the continued development or commercialization of the Products.

(c)	Accrued Obligations; Survival. Neither expiration nor any termination of this Agreement shall relieve either Party of any obligation or liability accruing prior to such expiration or termination, nor shall expiration or any termination of this Agreement preclude either Party from pursuing all rights and remedies it may have under this Agreement, at law or in equity, with respect to breach of this Agreement. In addition, the Parties’ rights and obligations under Articles 6.1, 6.2, 6.3, 7.4, 7.7, 8.1, 8.2(c), 8.3(b), 8.5 (with respect to Joint Patents), 9.5 and Articles 5, 10, 11 and 12 of this Agreement shall survive expiration or any termination of this Agreement.

(d)	Return of Confidential Information. Within 30 days following the expiration or termination of this Agreement, except to the extent that a Party retains a license from the other Party as provided in this Article 9, each Party shall promptly return to the other Party, or delete or destroy, all relevant records and materials in such Party’s possession or control containing Confidential Information of the other Party; provided that such Party may keep one copy of such materials for archival purposes only subject to a continuing confidentiality obligations.

(e)	Damages; Relief. Termination of this Agreement shall not preclude either Party from claiming any other damages, compensation or relief that it may be entitled to hereunder.

ARTICLE 10

INDEMNIFICATION

10.1.	Indemnification by Oravax. Oravax hereby agrees to save, defend, indemnify and hold harmless Oramed, its officers, directors, agents, employees, successors and assigns (the “Oramed Indemnitees”) from and against any and all losses, damages, liabilities, expenses and costs, including reasonable and documented legal expense and attorneys’ fees (“Losses”), to which any Oramed Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party (each, a “Claim”) to the extent such Losses arise out of or relate to (a) the gross negligence or willful misconduct of any Oravax Indemnitee (defined below), (b) the breach by Oravax of any warranty, representation, covenant or agreement made by Oravax in this Agreement, or (c) the development, manufacture, use, sale, offer for sale or other disposition by or on behalf of Oravax and its Sublicensees of any Product; in each case, except to the extent such Losses result from (i) the gross negligence or willful misconduct of any Oramed Indemnitee or the breach by Oramed of any warranty, representation, covenant or agreement made by Oramed in this Agreement and (ii) any Claim for which Oramed is obligated to indemnify Oravax under Article 10.2.

10.2.	Indemnification by Oramed. Oramed hereby agrees to save, defend, indemnify and hold harmless Oravax and its officers, directors, employees, consultants and agents (the “Oravax Indemnitees”) from and against any and all Losses to which any Oravax Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such Losses arise out of or relate to (a) the gross negligence or willful misconduct of any Oramed Indemnitee, (b) actual patent infringement or actual misappropriation of trade secrets arising out of the exercise of rights under the Licensed IP, or (c) the breach by Oramed of any warranty, representation, covenant or agreement made by Oramed in this Agreement; (i) the gross negligence or willful misconduct of any Oravax Indemnitee or the breach by Oravax of any warranty, representation, covenant or agreement made by Oravax in this Agreement and (ii) any Claim for which Oravax is obligated to indemnify Oramed under Article 10.1.

10.3.	Control of Defense. In the event a Party (the “Indemnified Party”) seeks indemnification under Article 10.1 or 10.2, it shall inform the other Party (the “Indemnifying Party”) of a claim as soon as reasonably practicable after it receives notice of the claim (it being understood and agreed, however, that the failure by an Indemnified Party to give notice of a claim as provided in this Article 10.3 shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that such Indemnifying Party is actually damaged as a result of such failure to give notice), shall permit the Indemnifying Party to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration) using counsel reasonably satisfactory to the Indemnified Party, and shall cooperate as requested (at the expense of the Indemnifying Party) in the defense of the claim. If the Indemnifying Party does not assume control of such defense within 15 days after receiving notice of the claim from the Indemnified Party, the Indemnified Party shall control such defense and, without limiting the Indemnifying Party’s indemnification obligations, the Indemnifying Party shall reimburse the Indemnified Party for all costs, including reasonable and documented attorney fees, incurred by the Indemnified Party in defending itself within 30 days after receipt of any invoice therefor from the Indemnified Party. The Party not controlling such defense may participate therein at its own expense. The Party controlling such defense shall keep the other Party advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider recommendations made by the other Party with respect thereto. The Indemnified Party shall not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, delayed or conditioned. The Indemnifying Party shall not agree to any settlement of such action, suit, proceeding or claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the Indemnified Party from all liability with respect thereto, that imposes any liability or obligation on the Indemnified Party or that acknowledges fault by the Indemnified Party without the prior written consent of the Indemnified Party. If the Parties cannot agree as to the application of Article 10.1 or 10.2 to any claim, pending resolution of the dispute pursuant to Article 11, the Parties may conduct separate defenses of such claims, with each Party retaining the right to claim indemnification from the other Party in accordance with Article 10.1 or 10.2, as applicable, upon resolution of the underlying claim.

10.4.	Insurance. Each Party shall procure and maintain adequate levels of insurance that are consistent with industry standards for similarly situated companies, including comprehensive or commercial general liability insurance (including contractual liability and product liability). Such insurance shall include commercially reasonable levels of insurance as may be customary in light of status of activities being conducted. It is understood that such insurance shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this Article 10 or otherwise. Each Party shall provide the other Party with written evidence of such insurance upon request. Each Party shall provide the other Party with written notice at least 30 days prior to the cancellation, non-renewal or material change in such insurance which materially adversely affects the rights of the other Party hereunder.

ARTICLE 11

DISPUTE RESOLUTION

11.1.	Disputes. Subject to Article 11.2, any claim, dispute, or controversy as to the breach, enforcement, interpretation or validity of, or otherwise related to or arising from, this Agreement (each, a “Dispute”) that cannot be resolved by the Parties within 30 days that a Party is notified of such Dispute, will be referred to the Chief Executive Officer of Oramed and the Chief Executive Officer of Oravax for attempted resolution, with each party exercising good faith in such attempt. In the event such executives are unable to resolve such Dispute within 30 days of such Dispute being referred to them, then, upon the written request of either Party to the other Party, as expressly set forth in Article 11.2.

11.2.	Court Actions; Jurisdiction. Each of the Parties hereto: (i) consents to submit itself to the personal jurisdiction of any federal or state court located in the state of New York in the event any dispute arises out of or relates to this Agreement, including without limitation to resolve disputes pertaining to the validity, construction, scope, enforceability, infringement or other violations of Patent Rights or other intellectual property rights hereunder, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any court, or to object to such courts as an inconvenient forum, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any other court, and (iv) agrees that service of any process, summons, notice or document by express overnight (or 2-day) courier or by U.S. or international registered or certified mail to the Party at the address specified in Article 12.8 shall be effective service of process for any action, suit or proceeding brought against such Party in any such court.

ARTICLE 12

MISCELLANEOUS

12.1.	Rights Upon Bankruptcy. All rights and licenses granted under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Article 365(n) of Title 11 of the United States Code and other similar laws in any jurisdiction outside the U.S. (collectively, the “Bankruptcy Laws”), licenses of rights to be “intellectual property” as defined under the Bankruptcy Laws. If a case is commenced during the Term by or against a Party under Bankruptcy Laws then, unless and until this Agreement is rejected as provided in such Bankruptcy Laws, such Party (in any capacity, including debtor-in-possession) and its successors and assigns (including a trustee) shall perform all of the obligations provided in this Agreement to be performed by such Party. If a case is commenced during the Term by or against a Party under the Bankruptcy Laws, this Agreement is rejected as provided in the Bankruptcy Laws and the other Party elects to retain its rights hereunder as provided in the Bankruptcy Laws, then the Party subject to such case under the Bankruptcy Laws (in any capacity, including debtor-in- possession) and its successors and assigns (including a Title 11 trustee), shall promptly provide to the other Party copies of all Information necessary for such other Party to prosecute, maintain and enjoy its rights under the terms of this Agreement promptly upon such other Party’s written request therefor. All rights, powers and remedies of the non-bankrupt Party as provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including, without limitation, the Bankruptcy Laws) in the event of the commencement of a case by or against a Party under the Bankruptcy Laws.

12.2.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, excluding its conflicts of laws principles, except as to any issue which depends upon the validity, scope or enforceability of any Patent, which issue shall be determined in accordance with the laws of the country in which such patent was issued.

12.3.	Entire Agreement; Amendments. This Agreement (including the Exhibits and Schedules hereto) is both a final expression of the Parties’ agreement and a complete and exclusive statement with respect to all of its terms. This Agreement supersedes all prior and contemporaneous agreements and communications, whether oral, written or otherwise, concerning any and all matters contained herein. The Exhibits and Schedules to this Agreement are incorporated herein by reference and shall be deemed a part of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representatives of both Parties hereto.

12.4.	Non-Waiver. The failure of a Party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance. Any waiver by a Party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such Party.

12.5.	Assignment. Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either Party without the prior written consent of the other Party (which consent shall not be unreasonably withheld); provided, however, that either Party may assign this Agreement and its rights and delegate its obligations hereunder without the other Party’s consent in connection with the transfer or sale of all or substantially all of the business of such Party to which this Agreement relates to a Third Party (“Third Party Acquirer”), whether by merger, sale of stock, sale of assets or otherwise (each, a “Sale Transaction”). The rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties, and the name of a Party appearing herein will be deemed to include the name of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this Article. Any assignment not in accordance with this Agreement shall be void. In the event of an assignment and assumption of rights and obligations under this Agreement to a Third Party in connection with a Sale Transaction, the assigning Party shall be relieved of all obligations to the non- assigning Party assumed by the applicable Third Party.

12.6.	Force Majeure. Each Party shall be excused from liability for the failure or delay in performance of any obligation under this Agreement by reason of any event beyond such Party’s reasonable control, including but not limited to Acts of God, fire, flood, explosion, earthquake, or other natural forces, war, civil unrest, acts of terrorism, accident, destruction or other casualty, any lack or failure of transportation facilities, any lack or failure of supply of raw materials, any strike or labor disturbance, or any other event similar to those enumerated above. Such excuse from liability shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the Party has not caused such event(s) to occur. The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practical and shall promptly undertake all reasonable efforts necessary to cure such force majeure circumstances.

12.7.	Severability. If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties. The Parties shall in such an instance use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

12.8.	Notices. All notices which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by facsimile or electronic mail (in each case, if promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Oramed, to:

Oramed Pharmaceuticals Inc.

1185 Avenue of the Americas

New York, NY

Attention:	Chief Operating & Business Officer
Fax:	+972-2-566-0004
Email:	josh@oramed.com

Oramed Ltd.

20 Mamilla Avenue, 3rd Floor

Jerusalem, Israel

9414904

Attention:	Chief Operating & Business Officer
Fax:	+972-2-566-0004
Email:	josh@oramed.com

If to Oravax, to:

Oravax Medical Inc.

1185 Avenue of the Americas, 3rd Floor

New York, NY 10036

Attention:	Joshua Silverman
Fax:	N/A
E-mail:	jsilverman@parkfieldfund.com

or to such other address(es) as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice shall be deemed to have been given: (a) when delivered, if personally delivered or sent by facsimile or email on a business day (or if delivered or sent on a non-business day, then on the next business day); (b) on the business day after dispatch, if sent by nationally-recognized overnight courier; or (c) on the third business day following the date of mailing, if sent by mail.

12.9.	Interpretation. The headings of clauses contained in this Agreement preceding the text of the sections, subsections and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement or have any effect on its interpretation or construction. All references in this Agreement to the singular shall include the plural where applicable. The term “including” or “includes” as used in this Agreement means including, without limiting the generality of any description preceding such term, and the word “or” has the inclusive meaning represented by the phrase “and/or.” Unless otherwise specified, references in this Agreement to any section shall include all subsections and paragraphs in such section and references in this Agreement to any subsection shall include all paragraphs in such subsection. All references to days in this Agreement shall mean calendar days, unless otherwise specified. Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either Party, irrespective of which Party may be deemed to have caused the ambiguity or uncertainty to exist. This Agreement has been prepared in the English language, and the English language shall control its interpretation. In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral or other communications between the Parties regarding this Agreement shall be in the English language.

12.10.	Relationship between the Parties. The Parties’ relationship, as established by this Agreement, is solely that of independent contractors. This Agreement does not create any partnership, joint venture or similar business relationship between the Parties. Neither Party is a legal representative of the other Party, and neither Party may assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other Party for any purpose whatsoever.

12.11.	Cumulative Remedies. No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

12.12.	No Third-Party Rights. The provisions of this Agreement are for the exclusive benefit of the Parties, and no other person or entity shall have any right or claim against any Party by reason of these provisions or be entitled to enforce any of these provisions against any Party.

12.13.	Further Assurances. Each Party agrees to do and perform all such further acts and things and will execute and deliver such other agreements, certificates, instruments and documents necessary or that the other Party may deem advisable in order to carry out the intent and accomplish the purposes of this Agreement and to evidence, perfect or otherwise confirm its rights hereunder.

12.14.	Compliance with Securities Laws. Oravax hereby acknowledges that it is aware, and Oravax shall advise its employees, agents, consultants and other representatives who are informed of the matters that are the subject of this Agreement, that United States securities laws place certain restrictions on any person who has material, non-public information concerning an issuer, with respect to purchasing or selling securities of such issuer or from communicating such information to any other person when it is reasonably foreseeable that such other person is likely to purchase or sell such securities. Oravax acknowledges its obligation to comply with all applicable securities laws in connection with the receipt of any Confidential Information of Oramed.

12.15.	Costs. Except as specifically provided in this Agreement, each Party shall be solely responsible for all costs, fees and other expenses incurred in connection with this Agreement.

12.16.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original document, and all of which, together with this writing, shall be deemed one instrument. This Agreement may be executed by facsimile or PDF signatures, which signatures shall have the same force and effect as original signatures.

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IN WITNESS WHEREOF, the parties hereto have duly executed this License Agreement as of the Effective Date.

Oravax Medical Inc.		Oramed Pharmaceuticals Inc.

By:	/s/ Josh Silverman	By:	/s/ Nadav Kidron
Name:	Josh Silverman	Name:	Nadav Kidron
Title:	Chief Executive Officer	Title:	Chief Executive Officer

Oramed Ltd.

		By:	/s/ Nadav Kidron
		Name:	Nadav Kidron
		Title:	Chief Executive Officer

Exhibit A

Licensed IP

Exhibit B

Oravax Technology

Exhibit C

Development Plan